Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT (a)
Subsidiaries of the Registrant and Jurisdiction of Incorporation or Organization:
Portfolio Recovery Associates, LLC - Delaware
PRA Receivables Management, LLC - Virginia
PRA Holding IV, LLC - Virginia
PRA Holding V, LLC - Virginia
Claims Compensation Bureau, LLC - Delaware
PRA Group Canada Inc. - Canada
PRA Group Europe Holding III S.á r.l. - Luxembourg
PRA Group Europe Holding II S.á r.l - Luxembourg
PRA Group Europe Holding I S.á r.l. - Luxembourg
PRA Group Europe Holding S.á r.l. - Luxembourg
PRA Group (UK) Limited - United Kingdom (England and Wales)
PF1 UK LTD - United Kingdom (England and Wales)
PRA Group Österreich Inkasso GmbH - Austria
PRA Group Österreich Portfolio GmbH - Austria
PRA Group Sverige AB - Sweden
PRA Group Europe Holding S.á r.l., Luxembourg, Zug Branch - Switzerland
PRA Group Europe Finance S.a.r.l. - Luxembourg
PRA Suomi OY - Finland
PRA Group Deutschland GmbH - Germany
Portfolio Recovery Associates (Ireland) Limited - Ireland
PRA Group Europe AS - Norway
PRA Group Europe Financial Services AS - Norway
PRA Iberia, S.L.U. - Spain
PRA Group Norge AS - Norway
PRA Group Europe Portfolio AS - Norway
PRA Group Europe Portfolio AS, Oslo, Zug Branch - Switzerland
PRA Group Switzerland Portfolio AG - Switzerland
AK Nordic AB - Sweden
AK Nordic AB, Oslo Branch - Norway
Aktiv Kapital Portfolio OY - Finland
Crystal Production AS - Norway
RCB Investimentos S.A. - Brazil
Itapeva Recuperação de Créditos LTDA. - Brazil
RCB Portfolios LTDA. - Brazil
RCB Group Colombia Holding S.A.S. - Colombia
PRA Group Polska Holding sp. z o.o. - Poland
DTP S.A. - Poland
Debt Trading Partners sp. z o.o. - Poland
PRA Group Polska sp. z o.o. - Poland
Debt Trading Partner sp. z o.o. S.K.A - Poland

(a) Inactive subsidiaries and subsidiaries with minimal operations have been omitted. Such subsidiaries, if taken as a whole, would not constitute a significant subsidiary.